EXHIBIT 10.4
FORM OF ISSUER WARRANT TRANSACTION
Opening Transaction

To:	BorgWarner Inc. 3850 Hamlin Road Auburn Hills, MI 48326

From:	Morgan Stanley & Co. Incorporated as Agent for Morgan Stanley & Co. International plc 1585 Broadway 4th Floor New York, NY 10036

Re:	Issuer Warrant Transaction

Ref. No:	99AH24K63

Date:	April 6, 2009
Dear Sir(s):
     The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley & Co. International plc (“Dealer”) and BorgWarner Inc. (“Issuer”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
     This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “second,” (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Issuer with a “Threshold Amount” of USD25 million and (iv) such other elections as set forth in this Confirmation.

     All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.
     The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Issuer or any confirmation or other agreement between Dealer and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Issuer are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
     The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	April 6, 2009

Effective Date:	April 9, 2009, or such other date as agreed between the parties, subject to Section 8(k) below.

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Common Stock of Issuer, par value USD0.01 per share (Ticker Symbol: “BWA”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD38.61

Premium:	USD13,584,999

Premium Payment Date:	The Effective Date

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges located in the United States.
Procedures for Exercise:
In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent shall have the right to elect, in its reasonable discretion, that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means October 19, 2012. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may reasonably determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and shall determine the VWAP Price based on transactions in the Shares effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof. Any Scheduled Trading Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration

Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:

To:	BorgWarner Inc.
Attn:	Anthony D. Hensel,
Vice President and Treasurer
Telephone:	248-754-0861
Facsimile:	248-754-9069
Settlement Terms:
In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:	On each Settlement Date, Issuer shall deliver to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional Share valued at the VWAP Price on the Valuation Date corresponding to such Settlement Date. If, in the reasonable judgment of Issuer or Dealer, based on advice of counsel, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Dealer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Settlement Date.

Number of Shares to be Delivered:	In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if there is no such excess, zero) divided by (B) such VWAP Price.

VWAP Price:	For any Exchange Business Day, as reasonably determined by the Calculation Agent based on the New York Stock Exchange Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such Exchange Business Day, on Bloomberg page “BWA.N <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as reasonably determined by the Calculation Agent using a volume weighted method).

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Issuer is the issuer of the Shares.
Adjustments:
In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that the parties agree that open market Share repurchases at prevailing market prices or accelerated share repurchases, forward contracts or similar transactions on customary terms (including without limitation any discount to average VWAP prices) shall not be considered Potential Adjustment Events. For the avoidance of doubt, Calculation Agent Adjustment shall continue to apply until the obligations of the parties (including any obligations of Issuer pursuant to Section 8(e) below) under the Transaction have been satisfied in full.
Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors)”.
Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that the Calculation Agent may elect Component Adjustment for all or part of the Transaction.

Tender Offer:	Applicable; provided that for the purposes of Section 12.1(d) of the Equity Definitions, references in the definition of Tender Offer to 10% shall be replaced with 20%.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:	Upon the occurrence of any Merger Event pursuant to which the holders of Issuer’s Shares would be entitled to receive cash, securities or other property for their Shares and for which Modified Calculation Agent Adjustment would apply, if, as a result of such Merger Event, Issuer would be different from the issuer of the Shares under this Confirmation, then, on or prior to the effective date of such Merger Event, the Issuer and the issuer of the Shares under this Confirmation will enter into a supplemental confirmation as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, with such supplemental confirmation containing representations, warranties and agreements relating to securities law and other issues as reasonably requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met in all material respects or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The

NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Hedging Party on the Trade Date.”

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.00% per annum

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	Dealer for all applicable Additional Disruption Events.

Determining Party:	Dealer for all applicable Additional Disruption Events.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Calculation Agent:	Dealer. All determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon a prior written request by Issuer, the Calculation Agent will provide to Issuer by e-mail to the e-mail address provided by Issuer in such prior written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation. No transferee of Dealer with respect to any Warrants in accordance with the terms of this Confirmation shall act as Calculation Agent with respect to such transferred Warrants without the prior consent of Issuer, such consent not to be unreasonably withheld or delayed.

Account Details:
Dealer Payment Instructions:
To be provided by Dealer.
Account for delivery of Shares to Dealer:
To be provided by Dealer.
Issuer Payment Instructions:
To be provided by Issuer.
5. Offices:
The Office of Dealer for the Transaction is:
Morgan Stanley & Co. Incorporated, as agent for
Morgan Stanley & Co. International plc
1585 Broadway
4th Floor
New York, NY 10036
The Office of Issuer for the Transaction is:
Inapplicable. Issuer is not a Multibranch Party.
6. Notices: For purposes of this Confirmation:
(a) Address for notices or communications to Issuer:

To:	BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326
Attn:	Anthony D. Hensel,
Vice President and Treasurer
Telephone:	248-754-0861
Facsimile:	248-754-9069
(b) Address for notices or communications to Dealer:

To:	Morgan Stanley & Co. Incorporated, as agent for
Morgan Stanley & Co. International plc
1585 Broadway
4th Floor
New York, NY 10036
Attn:	Jonathan Ross
Telephone:	212-761-2035
Facsimile:	212-507-2441
Email:	Jonathan.M.Ross@morganstanley.com
With a copy to:	Morgan Stanley & Co. Incorporated, as agent for
Morgan Stanley & Co. International plc
1221 Avenue of the Americas
34th Floor
New York, NY 10020
Attn:	Anthony Cicia
Telephone:	212-762-4828
Facsimile:	212-507-4338
Email:	Anthony.Cicia@morganstanley.com

7. Representations, Warranties and Agreements:
     (a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:
     (i) On the Trade Date, and as of the date of any election by Issuer of the Share Termination Alternative under (and as defined in) Section 8(a) below, none of Issuer and its executive officers and directors is aware of any material nonpublic information regarding Issuer or the Shares. On the Trade Date, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6, 03-6 or 07-5 (or any successor issue statements) or under the FASB’s Liabilities & Equity Project.
     (iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.
     (iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.
     (v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (vi) On the Trade Date and the Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.
     (vii) Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).
     (viii) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any governmental agency.
     (ix) (A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period.

     (x) During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer, other than purchases from its employees that are not “Rule 10b-18 purchases” as defined in Rule 10b-18(a)(13).
     (xi) Issuer agrees that it (A) will not during the Settlement Period make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Issuer to Dealer that such information is true and correct. In addition, Issuer shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.
     (xii) The Shares of Issuer initially issuable upon exercise of the Warrants have been reserved for issuance by all required corporate action of the Issuer. Any Shares issued or delivered in connection with the Transaction shall be duly authorized and validly issued, fully paid and non-assessable, and the issuance or delivery thereof shall not be subject to any preemptive or similar rights.
     (b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.
     (c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
     (d) Subject to Section 8(f): Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
     (e) Issuer shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Issuer in customary form and (ii) an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to due incorporation, existence and good standing of the Issuer in Delaware, its qualifications as a foreign corporation and good standing in Michigan, the due authorization, execution and delivery of the Confirmation, and the absence of conflict of the execution and delivery of the Confirmation with any material agreement required to be filed as any exhibit to the Issuer’s Annual Report on Form 10-K and the Issuer’s charter documents.
     (f) Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
     8. Other Provisions:
     (a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Issuer shall owe Dealer any amount pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer, Merger Event, Insolvency or Nationalization, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party that resulted from an event or events within Issuer’s control) (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M., New York City time, on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable (“Notice of Share Termination”). Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or other date the Transaction is cancelled or terminated, as applicable:

Share Termination Alternative:	Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Issuer is the issuer of any Share Termination Delivery Units (or any security forming a part thereof). If, in the reasonable judgment of Issuer or Dealer, based on advice of counsel, for any reason, any securities comprising the Share Termination Delivery Units deliverable pursuant to this Section 8(a) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then Dealer may elect to either (x) permit delivery of such securities notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 8(b) below apply.
     (b) Registration/Private Placement Procedures. (i) With respect to the Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 2 or in paragraph (a) of this Section 8. If so applicable, then, at the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Shares or Share Termination Delivery Units, as the case may be, delivered by Issuer to Dealer shall be covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Shares or Share Termination Delivery Units, as the case may be, so that the value of such Shares or Share Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate commercially reasonable liquidity discount, equals the value of the number of Shares or Share Termination Delivery Units that would otherwise be deliverable if such Shares or Share Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that, if requested by Dealer, Issuer shall make the election described in this clause (B) with respect to Shares delivered on all Settlement Dates no later than one Exchange Business Day prior to the first Exercise Date, and the applicable procedures described below shall apply to all Shares delivered on the Settlement Dates on an aggregate basis. (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)
     (ii) If Issuer makes the election described in clause (b)(i)(A) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Share Termination Delivery Units, as the case may be, by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all registration expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus as are customarily requested in comfort letters covering follow-on offerings of equity securities of companies of comparable size, maturity and lines of business.
     (iii) If Issuer makes the election described in clause (b)(i)(B) above:
     (A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares or Share Termination Delivery Units, as the case may be, from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities of companies of comparable size, maturity and lines of business (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;
     (B) Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Share Termination Delivery Units, as the case may be, by Issuer to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of comparable size, maturity and lines of business, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares as are customarily requested in comfort letters covering private placements of equity securities of companies of comparable size, maturity and lines of business;
     (C) Issuer agrees that any Shares or Share Termination Delivery Units so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Share Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act (if any), without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer); and
     (D) Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).
     (c) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliates may sell (which sale shall be made in a commercially reasonable manner) such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer or its affiliates completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Freely Tradeable Value, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer. If the Freely Tradeable Value exceeds the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the VWAP Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such VWAP Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).
     (d) Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, immediately upon giving effect to such receipt of such Shares, (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer with respect to “beneficial ownership” of any Shares (collectively, “Dealer Group”) would be equal to or greater than 8.0% or more of the outstanding Shares or (ii) Dealer, Dealer Group or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in the existence of an Excess Ownership Position.
     (e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of the product of two, the aggregate Number of Warrants for all Components at the time of delivery and the Warrant Entitlement at the time of delivery (such product, the “Capped Number”); provided that, solely for purposes of determining the Capped Number, the Number of Warrants for a Component and the Warrant Entitlement at the time of delivery shall take into account only adjustments made in accordance with the provisions of this Confirmation as a result of any Potential Adjustment Event or Extraordinary Event or other event, in each case, that was initiated by, and effectuated under the control of, Issuer (it being understood, for the avoidance of doubt, that an event initiated by Issuer shall not be deemed to be effectuated outside of the control of Issuer merely because effectuating such event requires approvals that are outside of Issuer’s control). Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to use commercially reasonable efforts to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent, that (A) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Issuer shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Issuer shall not, until Issuer’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Issuer’s obligations to Dealer under the Transaction.
     (f) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Issuer under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.
     (g) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:
     (i) For the purposes of any adjustment under Section 11.2(c) of the Equity Definitions, the first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate commercially reasonable adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;
     (ii) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are hereby amended by inserting at the end of each Section the phrase “or a material effect on the theoretical value of the Warrants;”
     (iii) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and
     (iv) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.
     (h) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer. Dealer shall as soon as reasonably practicable notify Issuer of such transfer or assignment.
     (i) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.
     (j) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:
     (i) Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements; or
     (ii) at any time at which any Excess Ownership Position (as defined above) occurs, Dealer, in its discretion, is unable to effect a transfer or assignment to a third party of the Transaction or any other transaction between the parties after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists; provided that Dealer shall treat only that portion of the Transaction as the Affected Transaction as necessary so that such Excess Ownership Position no longer exists; or
     (iii) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than Issuer or its subsidiaries files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Issuer’s common equity representing more than 50% of the voting power of Issuer’s common equity; or
     (iv) consummation of any binding share exchange, exchange offer, tender offer, consolidation or merger of Issuer pursuant to which the Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one or more of Issuer’s subsidiaries (any such exchange, offer, consolidation, merger, transaction or series of transactions being referred to herein as an “event”); provided, however, that any such event where the holders of more than 50% of the Shares immediately prior to such event own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving person or transferee or the parent thereof immediately after such event shall not be an Additional Termination Event; or
     (v) the first day on which Continuing Directors cease to constitute at least a majority of Issuer’s board of directors; or
     (vi) Issuer’s stockholders approve any plan or proposal for Issuer’s liquidation or dissolution; or
     (vii) the Shares cease to be listed on at least one U.S. national securities exchange.
Notwithstanding the foregoing, an event set forth in clause (iv) above will not constitute an Additional Termination Event if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event that would otherwise have constituted an Additional Termination Event consists of shares of common stock that are traded on at least one U.S. national securities exchange or that will be so traded when issued or exchanged in connection with the relevant transaction or event (these securities being referred to as “publicly traded securities”).
In addition, a filing that would otherwise constitute an Additional Termination Event under clause (iii) above will not constitute an Additional Termination Event if (A) the filing occurs in connection with a transaction in which the Shares are replaced by the securities of another entity and (B) no such filing is made or is in effect with respect to common equity representing more than 50% of the voting power of such other entity.
“Continuing Director” means a director who either was a member of Issuer’s board of directors on the Effective Date or who becomes a member of Issuer’s board of directors subsequent to that date and whose election, appointment or nomination for election by Issuer’s stockholders, is duly approved by a majority of the continuing directors on Issuer’s board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Issuer on behalf of its entire board of directors in which such individual is named as nominee for director.

     (k) Effectiveness. If, on or prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.
     (l) Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in a commercially reasonable manner, that such further division is necessary or advisable to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be compliance with applicable legal, regulatory and self-regulatory requirements, or with related policies and procedures applicable to Dealer.
     (m) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
     (n) Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring the Issuer to deliver cash in respect of the settlement of the Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by EITF 00-19 as in effect on the relevant Trade Date (including, without limitation, where the Issuer so elects to deliver cash or fails timely to elect to deliver Shares or Share Termination Delivery Property in respect of such settlement).
     (o) Payments by Dealer upon Early Termination. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Dealer would owe to Issuer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.
     (p) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Issuer and Dealer. If Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated exercises the underwriters’ (as defined in the Underwriting Agreement) right under the Underwriting Agreement dated as of April 6, 2009, between Issuer and Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. as managers for the underwriters party thereto, to purchase additional convertible notes as set forth therein, then Dealer and Issuer will either enter into a new confirmation evidencing a corresponding number of additional warrants to be issued by Issuer to Dealer or amend this Confirmation (in each case on pricing terms acceptable Dealer and Issuer) (such additional confirmation or amendment to this Confirmation to provide for the payment by Dealer to Issuer of the additional premium related thereto in an amount to be agreed between the parties).
     (q) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Issuer, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Issuer to the extent of any such performance.
     (r) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (s) Waiver of Trial by Jury. EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     (t) Governing Law; Jurisdiction. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
     (u) Agent of Dealer. Morgan Stanley & Co. Incorporated (“MS&CO”) is acting as agent for both parties but does not guarantee the performance of either party. Neither Dealer nor Issuer shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Issuer each hereby acknowledges that any transactions by Dealer or MS&CO with respect to Shares will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Issuer; and (iv) MS&CO is hereby authorized to act as agent for Issuer only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.

     Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully, MORGAN STANLEY & CO. INCORPORATED, as agent
By:
Name:
Title:

MORGAN STANLEY & CO. INTERNATIONAL PLC
By:
Name:
Title:

Agreed and Accepted By:
BORGWARNER INC.

By:	Name: Title:
Signature Page to Warrant Confirmation

Annex A
For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.
[Insert Table Here]